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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             TIER TECHNOLOGIES, INC.
                             -----------------------
                                (NAME OF ISSUER)

                                  COMMON STOCK
                                  ------------
                         (TITLE OF CLASS OF SECURITIES)

                                   88650Q 10 0
                                   -----------
                                 (CUSIP NUMBER)

                                DECEMBER 31, 2004
                                -----------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

[ ] RULE 13d-1(b)

[ ] RULE 13d-1(c)

[X] RULE 13d-1(d)

                                PAGE 1 OF 5 PAGES


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CUSIP NO. 88650Q 10 0             SCHEDULE 13G                 PAGE 2 OF 5 PAGES
--------------------------------------------------------------------------------
  1       NAME OF REPORTING PERSON:

          James L. Bildner

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):  N/A
--------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]
                                                                    (b) [ ]
--------------------------------------------------------------------------------
  3       SEC USE ONLY

--------------------------------------------------------------------------------
  4       CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER

                              1,521,661 (1)
                         -------------------------------------------------------
       NUMBER            6    SHARED VOTING POWER
      OF SHARES
    BENEFICIALLY              -0-
      OWNED BY           -------------------------------------------------------
        EACH             7    SOLE DISPOSITIVE POWER
      REPORTING
     PERSON WITH              1,521,661 (1)
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER

                              -0-
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,521,661 (1)
--------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          [ ]
--------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          7.6% (Percentage ownership is calculated based on 20,065,356 shares of Class B Common Stock outstanding as of December 31, 2004(1)).
--------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------
(1) Includes 625,161 shares issuable to the Reporting Person upon exercise of options to purchase Class B Common Stock within 60 days of December 31, 2004.


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CUSIP NO. 88650Q 10 0             SCHEDULE 13G                 PAGE 3 OF 5 PAGES


ITEM 1.

      (a)   Name of Issuer:

            Tier Technologies, Inc.

      (b)   Address of Issuer's Principal Executive Offices:

            10780 Parkridge Boulevard, Reston, VA 20191

ITEM 2.

      (a)   Name of Person Filing: James L. Bildner

      (b)   Address of Principal Business Office or, if none, Residence:

            10780 Parkridge Boulevard, Reston, VA 20191

      (c)   Citizenship:                   United States

      (d)   Title of Class of Securities:  Class B Common Stock


      (e)   CUSIP Number:                  88650Q 10 0

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:
            NOT APPLICABLE

      (a)   [ ] Broker or dealer registered under section 15 of the Act

      (b)   [ ] Bank as defined in section 3(a)(6) of the Act

      (c)   [ ] Insurance company as defined in section 3(a)(19) of the Act

      (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940

      (e)   [ ] An investment adviser in accordance with
                Section 240.13d-1(b)(1(ii)(E)

      (f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F)

      (g) [ ] A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G)

      (h) [ ] A savings association as defined in section 3(b) of the Federal Deposit Insurance Act

      (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940

      (j)   [ ] Group, in accordance with Section240.13d-1(b)-1(ii)(J)

ITEM 4.  OWNERSHIP

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

            (a) Amount Beneficially Owned: 1,521,661 (includes options to purchase 625,161 of Class B Common Stock

            (b)   Percent of Class:                                         7.6%

            (c)   Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:      1,521,661

                  (ii)  Shared power to vote or to direct the vote:            0

                  (iii) Sole power to dispose or to direct the
                        disposition of:                                1,521,661

                  (iv)  Shared power to dispose or to direct the
                        disposition of:                                        0

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CUSIP NO. 88650Q 10 0             SCHEDULE 13G                 PAGE 4 OF 5 PAGES


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]. N/A

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

      N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

      N/A

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

      N/A

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

      N/A

ITEM 10. CERTIFICATION

      N/A


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CUSIP NO. 88650Q 10 0             SCHEDULE 13G                 PAGE 5 OF 5 PAGES


                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 14, 2005


                                                 /s/ James L. Bildner
                                          --------------------------------------
                                                   James L. Bildner